Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Washington Trust Bancorp, Inc. of our report dated February 23, 2023, relating to the consolidated financial statements, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Washington Trust Bancorp, Inc. for the year ended December 31, 2022 and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Grand Rapids, Michigan
September 8, 2023